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                                                                    EXHIBIT 99.1

NEWS RELEASE

                           CONTACTS:  Watson Pharmaceuticals, Inc.
                                      Sara Swee
                                      Director, Corporate Communications
                                      (909) 270-1400

                                      Morgen-Walke Associates, Inc.
                                      Carolyn Bass, Jim Byers
                                      (415) 296-7383

FOR IMMEDIATE RELEASE
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                WATSON PHARMACEUTICALS COMPLETES ACQUISITION OF
            THREE ORAL CONTRACEPTIVE PRODUCTS FROM G.D. SEARLE & CO.

CORONA, CA -- November 18, 1998 -- Watson Pharmaceuticals, Inc. (NYSE: WPI) announced today that Watson's wholly-owned subsidiary, Watson Laboratories, Inc., has completed its previously disclosed acquisition from G.D. Searle & Co. ("Searle"), a subsidiary of Monsanto Company (NYSE: MTC), of the U.S. rights to three oral contraceptive products, Tri-Norinyl(R), Norinyl(R) and Brevicon(R), for $120 million cash. Watson Laboratories, Inc. and G.D. Searle & Co. have also entered into a supply agreement under which Watson will have the right to purchase these products from Searle for three years; the first two years in finished package form and the third year in bulk tablet form.

     This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to Watson's estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Watson's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the success of Watson's product development activities and the timeliness with which regulatory authorizations and product roll-out may be achieved,
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market acceptance of Watson's products and the impact of competitive products and pricing, the availability on commercially reasonable terms of raw materials and other third party sourced products, dependence on sole source suppliers, successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions, the ability to timely and cost effectively integrate acquisitions, exposure to product liability and other lawsuits and contingencies, the successful and timely implementation of Watson's Year 2000 Compliance Program, and other risks and uncertainties detailed in Watson's Securities and Exchange Commission filings.

     Watson Pharmaceuticals, Inc., headquartered in Corona, CA, is engaged in the development, manufacture and sale of proprietary and off-patent pharmaceutical products. Watson pursues a strategy of generating revenue through established proprietary and off-patent businesses, capitalizing on its proven ability to support the development of these drugs in the therapeutic areas of primary care, women's health, dermatology and neurology/psychiatry.

     This and past press releases of Watson Pharmaceuticals, Inc. are available at Watson's web site at www.watsonpharm.com. In addition, press releases are
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available through PR Newswire's Company On-Call fax service at (800) 758-5804, extension 112856, and at www.prnewswire.com.
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